Exhibit 99.1
OKLAHOMA CITY, Dec. 20 — Tronox Incorporated (Pink Sheets: TRXAQ, TRXBQ), on behalf of itself and its affiliated debtors and debtors in possession (collectively, ”Tronox”) in Chapter 11 cases pending in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), today announced that it has successfully negotiated an agreed-upon framework for a plan of reorganization (the ”Plan”) built around a new debt facility, new equity financing and the establishment of certain environmental remediation trusts and a litigation trust under a comprehensive settlement of Tronox’s legacy environmental liabilities with the United States government.
The terms of the Plan are set forth in a term sheet that is annexed to a plan support agreement (the “Plan Support Agreement”) entered into by Tronox, the United States government, the official committee of unsecured creditors, certain members of such committee in their individual capacity, the holders of approximately 65% of Tronox Incorporated’s 9.5% unsecured notes due December 1, 2012 (the “Bondholders”), and the attorneys for certain parties, as representatives. Pursuant to the Plan Support Agreement, Tronox has agreed to work with these key stakeholders to draft, file and seek confirmation of a plan of reorganization that is consistent with the term sheet and pursuant to a timeline that is set forth in the Plan Support Agreement. Pursuant to the terms of the Plan and the rights offering described below, holders of general unsecured claims that are “accredited investors” and eligible to participate in the rights offering would receive 70% of the equity in the reorganized Tronox and all of Tronox Incorporated’s 9.5% unsecured notes due December 1, 2012 would be cancelled as of the effective date of the Plan. In addition, the current holders of general unsecured claims would receive their pro rata share of a general unsecured claims pool to be established, which would be funded with 30% of the equity in the reorganized Tronox. Under the current terms of the Plan, and subject to further discussion with the official committee of equity security holders, the holders of the outstanding shares of common stock of Tronox Incorporated would not receive any recovery in connection with the Plan. As a condition to the execution of the Plan Support Agreement by the other parties, Tronox will cancel the auction, scheduled for December 21, 2009, to sell substantially all of its assets pursuant to Section 363 of the Bankruptcy Code.
To fund its ongoing operations through the effective date of the Plan, Tronox has entered into a credit agreement for a $425 million debtor-in-possession financing facility (the “Replacement DIP Facility,” and such agreement, the “Replacement DIP Agreement”) with a syndicate of lenders led by Goldman Sachs Lending Partners LLC. The Replacement DIP Facility will repay Tronox’s currently outstanding secured debt, including the current debtor-in-possession facility, in its entirety immediately upon approval of the Replacement DIP Facility by the Bankruptcy Court. Subject to certain conditions set forth in the Replacement DIP Agreement, the Replacement DIP Facility will convert into exit financing on the effective date of the Plan.
In addition, Tronox has entered into an equity commitment agreement (the “Equity Commitment Agreement”) pursuant to which the Bondholders committed to provide, subject to certain conditions set forth in the Equity Commitment Agreement, a $105 million equity infusion on the effective date of the Plan through a backstopped rights offering that will be made available to unsecured creditors that are “accredited investors.” Proceeds from these financings on the effective date of the Plan would be used in part to provide $115 million to fund an environmental remediation trust and a litigation trust that form part of a comprehensive settlement of Tronox’s legacy environmental liabilities with the United States and certain state governments.
Under the terms of the Plan, all government claims related to Tronox’s legacy environmental sites (both owned and non-owned) will be settled with the United States and certain state governments through creation of the environmental remediation trust and the litigation trust referenced above, to which Tronox will contribute $115 million in cash and 88% of its interest in the litigation against Anadarko Petroleum Corporation and Kerr-McGee Corporation (the “Anadarko Litigation”). Furthermore, under the terms of the Plan, the holders of claims related to potential asbestos, benzene and creosote liabilities against Tronox will receive their pro rata share of $7 million in cash and 12% of Tronox’s interest in the Anadarko Litigation.
A December 22, 2009 hearing has been set at which the Bankruptcy Court will be asked to approve the Plan Support Agreement, the Replacement DIP Agreement, the Equity Commitment Agreement and the transactions contemplated by such agreements.
Important Note
The transactions described above remain subject to approval by the Bankruptcy Court. There is no assurance that any of the transactions mentioned above will be approved by the Bankruptcy Court or will be consummated.
Forward-Looking Statements: Some information in this news release regarding the company’s or management’s intentions, beliefs or expectations, or that otherwise speak to future events, are “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include those statements preceded by, followed by or that otherwise include the words “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “target,” “budget,” “goal,” “plans,” “objective,” “outlook,” “should,” or similar words. Future results and developments discussed in these statements may be affected by numerous factors and risks, such as the accuracy of the assumptions that underlie the statements, the market value of Tronox’s products, demand for consumer products for which Tronox’s businesses supply raw materials, the financial resources of competitors, the market for debt and/or equity financing, changes in laws and regulations, the ability to respond to challenges in international markets, changes in currency exchange rates, political or economic conditions in areas where Tronox operates, trade and regulatory matters, general economic conditions, and other factors and risks identified in the Risk Factors Section of Tronox’s Annual Report on Form 10-K for the year ended December 31, 2007, and subsequent Quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission (SEC), and other SEC filings. Actual results and developments may differ materially from those expressed or implied in this news release. The company does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made. Investors are urged to consider closely the disclosures and risk factors in Tronox’s Annual Report on Form 10-K for the year ended December 31, 2007, available on Tronox’s website, www.tronox.com. This also can be obtained from the SEC by calling 1-800-SEC-0330.
Media Contact:
Robert Gibney
Direct: 405-775-5105
Email: robert.gibney@tronox.com
SOURCE Tronox Incorporated